EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING PROVIDES UPDATE ON CORPORATE FINANCE ACTIVITIES

•	Announces $200 Million Share Repurchase Program

•	Declares Second Quarter Dividend of $0.12/share

•	Provides Final Results of Tender Offer

EL PASO, Texas - April 8, 2013 - Western Refining, Inc. (NYSE:WNR) today announced that its Board of Directors has authorized a $200 million share repurchase program. This program is in addition to the $200 million share repurchase program approved by the Board of Directors in July 2012. Under the July 2012 program, the Company has completed the repurchase of approximately 6.77 million shares of its common stock at a cost of approximately $199.5 million through April 5, 2013. Share repurchases may be made from time-to-time through open market transactions, block trades, privately negotiated transactions or otherwise and are subject to market conditions, as well as corporate, regulatory, and other considerations. The share repurchase programs may be discontinued at any time by the Board of Directors.
Additionally, the Company's Board of Directors approved a cash dividend of $0.12 per share for the second quarter of 2013.  The dividend will be paid on May 8, 2013, to shareholders of record at the close of market on April 23, 2013.
Jeff Stevens, Western's President and Chief Executive Officer, commented, “The approvals of the second quarter 2013 dividend and the share repurchase program demonstrate our Board's commitment to delivering value to our shareholders. Both actions reflect the continued confidence the Board has in Western's ability to generate cash from operations in excess of the capital needed to invest in the future growth of our Company.”
Western also announced the expiration and final results of its tender offer (the “Tender Offer”) to purchase any or all of its outstanding $325,000,000 aggregate principal amount 11.25% Senior Secured Notes due 2017 (“2017 Notes”) . The Company had previously accepted for purchase $148,833,000 principal amount of the 2017 Notes, which had been validly tendered and not validly withdrawn as of 5:00 p.m. (New York City time) on March 22, 2013. Payment for all 2017 Notes accepted for purchase thereby was made on March 25, 2013. As of the final expiration of the Tender Offer at 11:59 p.m., (New York City time) on April 5, 2013, an additional $2,500,000 of 2017 Notes were validly tendered and not validly withdrawn, resulting in a total amount of $151,333,000 of 2017 Notes that were validly tendered and not validly withdrawn. Payment for all the remaining tendered 2017 Notes accepted for purchase was made on April 8, 2013. Western intends to retire the remaining, untendered 2017 Notes on April 24, 2013, through a call for redemption, and has provided notice of such call to the holders of the 2017 Notes.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western's asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained herein include statements about future: repurchases of shares under the share repurchase programs, ability to generate cash from operations in excess of the capital needed to invest in future growth, and payment for and retirement of the remaining tendered and untendered 2017 Notes.  These statements are subject to the general risks inherent in our business and may or may not be realized.  Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.